Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form F-3 (No. 333-111019, 333-119998, 333-126257, 333-143399) and related Prospectus and on Form S-8 (No. 333-118897, 333-113420, 333-141306, 333-139717) pertaining to the Employees' Stock Option Plan of Pointer Telocation Ltd. of our report dated March 24, 2010 with respect to the consolidated financial statements of Pointer Telocation Ltd. , included in its Annual Report (Form 20-F) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Kost, Forer, Gabbay & Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel
March 24, 2010